EXHIBIT 99.1

FOR IMMEDIATE RELEASE                                                                  Contact: Paul Knopick

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ITRONICS REPORTS 50% INCREASE IN GOLD’n GRO FERTILIZER DIVISION SALES IN FIRST TWO MONTHS OF SECOND QUARTER 2006; FERTILIZER SALES UP 39% FOR FIRST FIVE MONTHS OF 2006; SILVER SALES TOP $126,000

RENO, Nevada, June 6, 2006 -- Itronics Inc. (OTC BB: ITRO; Frankfurt and Berlin Stock Exchanges: ITG) reported today that GOLD'n GRO fertilizer division sales by its subsidiary, Itronics Metallurgical, Inc. for the first two months of the second quarter of 2006 were $491,000 compared to $327,000 in the comparable two months in 2005, a 50 percent increase. Sales for the first five months of 2006 were $823,000 compared to $592,000 in the comparable period last year, a 39 percent increase, despite wet weather in 2006 in California, a key sales territory. Itronics expects to report sales results for the complete second quarter in mid-July and full financial results for the second quarter on August 14 when it files its Second Quarter Form 10-QSB.

"GOLD'n GRO liquid fertilizer sales for the first two months of the second quarter were $427,000, up 36 percent despite the rainy season in central California not ending until mid-May. First five months GOLD’n GRO sales were $667,000, a 26 percent increase compared to last year," said Dr. John Whitney, Itronics President.

"GOLD’n GRO fertilizer sales continue to increase as the planting season progresses. More distributor retail stores are carrying the GOLD’n GRO fertilizers this year and they are selling a broader range of GOLD’n GRO fertilizers to an expanding customer base. Itronics recently hired a Senior Agronomist who is joining the sales team and will help with field trials. He will begin key university studies to quantify improved fertilizer effectiveness that is being demonstrated in the field, which will further bolster sales," said Dr. Whitney.

"Silver sales were $54,000, 54 times the first two months sales from the prior year of $1,000. Silver sales for the first five months were $126,000, up 355 percent, reflecting the previously reported tripling of silver recovery and refining capacity," said Dr. Whitney. "Silver sales growth is expected to continue, driven by increased GOLD’n GRO fertilizer sales and higher silver prices."

About Itronics

Itronics, through its subsidiary, Itronics Metallurgical, Inc., is the only company in the world with a "Beneficial Use Photochemical, Silver, and Water Recycling" facility that extracts more than 99 percent of the silver and virtually all the other toxic heavy metals from used photoliquids and converts the resulting liquids into environmentally beneficial, chelated, multinutrient liquid fertilizer products sold under the GOLD'n GRO trademark, and 5 troy ounce, 0.999 pure, Silver Nevada Miner numismatic bars. The environmentally friendly liquid fertilizers can be used for lawns and houseplants, and are available, along with GOLD'n GRO liquid fertilizer injectors, at the Company's "e-store" catalog at http://goldngro.com . The popular Silver Nevada Miner bars are available at the Company's "e-store" catalog at http://www.itromet.com ..

Headquartered in Reno, Nevada, Itronics Inc. is a "Creative Environmental Technology" company and a world leader in photochemical recycling. The Company also provides project planning and technical services to the mining industry and operates the global Internet Information Portal, http://www.insidemetals.com. Dr. John

***More***

6-6-06 Itronics Inc. Press Release "Itronics Reports 50% Increase in GOLD’n GRO Fertilizer….."

Whitney, Itronics President, was selected as Nevada’s Inventor of the Year for 2000 and is a member of the Inventor’s Hall of Fam e at the University of Nevada, Reno. Itronics was one of five finalists for the 2001 Kirkpatrick Chemical Engineering Award, the most prestigious worldwide award in chemical engineering technologies. Itronics was awarded second place, Highly Commended in the Environmental Technology category, at the prestigious Institution of Chemical Engineers (IChemE) 2005 Worldwide Environmental Award ceremonies at the Royal Courts of Justice in London, England in September 2005. Itronics was awarded the USA Gold Award at the House of Commons in London in November 2005 as part of the International Green Apple Environmental Awards contest, one of the largest and most prestigious of its kind in the world. Itronics' GOLD'n GRO fertilizer was named one of the top 10 new technologies representing the best of agricultural innovation by the Canadian Association of Agri-Retailers in its December 2005 publication "Communicator."

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("Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: This press release contains or may contain forward-looking statements such as statements regarding the Company's growth and profitability, growth strategy, liquidity and access to public markets, operating expense reduction, and trends in the industry in which the Company operates. The forward-looking statements contained in this press release are also subject to other risks and uncertainties, including those more fully described in the Company's filings with the Securities and Exchange Commission. The Company assumes no obligation to update these forward-looking statements to reflect actual results, changes in risks, uncertainties or assumptions underlying or affecting such statements, or for prospective events that may have a retroactive effect.)